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                                [iVillage logo]
                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

                 iVillage Reaffirms Q2 2003 Revenue Projections,
                   Achieves $8 Million in Annual Cost Savings

            Company Remains On Track for Q4 2003 EBITDA Profitability

NEW YORK - July 18, 2003 - iVillage Inc. (NasdaqSC: IVIL), a leading women's media company and the number one source for women's information online, today reaffirmed previously issued projections for second quarter 2003 revenues. The Company will report second quarter financial results on August 6, 2003.

iVillage indicated in early May that revenue from first quarter 2003 to second quarter 2003 would be flat to up 5%. The Company reconfirms this and expects revenue to fall at the high end of the projections. Projections for achieving EBITDA profitability during the fourth quarter of 2003 remain unchanged.

Additionally, the Company announced that $8.0 million in annual cost savings have been achieved to date. Largely in connection with the cost savings, the Company expects to take an approximately $8.0 million charge in the second quarter. This non-cash charge is anticipated to result from the reduction of leased real estate and the restructuring of certain iVillage businesses, which led to an impairment of goodwill and intangible assets.

Douglas W. McCormick, iVillage Chairman and CEO said, "With a rebound in the advertising market underway, we are pleased that advertising sales at iVillage continue to grow and that we will hit our second quarter revenue targets at the high end of our projections. We continue to strengthen and grow the business while containing costs to create an organization that we believe will achieve and sustain future profitability. We are pleased to reconfirm that iVillage is still on track to achieve EBITDA profitability during the fourth quarter 2003."

The Company will report second quarter 2003 financial results on Wednesday, August 6, 2003 following market close. A conference call will take place that day at 4:30 PM (ET) and will be broadcast live on the Internet. The broadcast will be available on the Investor Relations section of the iVillage Web site, located at www.ivillage.com/investor, and on Street Events, located at www.streetevents.com.

The financial, statistical and certain other information contained in the Company's second quarter 2003 financial results presentation will also be available on the iVillage Investor Relations Web site shortly after 4:00 PM (ET) on Wednesday, August 6, 2003. A replay of the conference call will be available on the iVillage Investor Relations Web site approximately one hour after the call ends Wednesday, August 6, 2003 until 5:00 PM (ET) Monday, August 11, 2003.


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About iVillage Inc.
iVillage Inc. is a leading women's media company and the number one source for women's information online. iVillage operates the iVillage.com Web site, Women.com Networks, Inc. (operator of the Women.com Web site), iVillage Parenting Network, Inc., Public Affairs Group, Inc., Promotions.com, Inc., iVillage Consulting (formerly iVillage Solutions), and Knowledgeweb, Inc. (operator of the Astrology.com Web site). iVillage.com and Women.com are leading women's online destinations providing practical solutions and everyday support for women 18 and over. iVillage Parenting Network is a holding company for Lamaze Publishing Company, a publisher of advertiser supported educational materials for expectant and new parents, and iVillage Integrated Properties, Inc., the operator of The Newborn Channel, a satellite television network broadcast in over 1,050 hospitals nationwide, and the publisher of Baby Steps magazine. Public Affairs Group is comprised of three divisions: Business Women's Network, Diversity Best Practices and Best Practices in Corporate Communications, each offering extensive databases of pertinent information to subscribing companies and members. Promotions.com provides promotions and direct marketing programs that are integrated with customers' offline marketing initiatives.

iVillage.com is organized into channels and communities across multiple topics of high importance to women and offers interactive services, peer support, content and online access to experts and tailored shopping opportunities. The major content areas include Babies, Beauty, Diet & Fitness, Entertainment, Food, Health, Home & Garden, Horoscopes, Money, Parenting, Pets, Pregnancy, Quizzes, Relationships and Work. iVillage facilitates use across content areas by providing a similar look and feel within each area and across the network, resulting in a consistent and strongly branded Web site.

Established in 1995 and headquartered in New York City, iVillage Inc. (NasdaqSC:
IVIL) is recognized as an industry leader in developing innovative sponsorship and commerce relationships that match the desire of marketers to reach women with the needs of iVillage.com members for relevant information and services. Membership to iVillage.com is free and provides features such as personal homepages, message boards and other community tools.

Page views for the iVillage network of Web sites have grown to a monthly average of over 420 million for the quarter ended March 31, 2003. In June 2003, according to comScore Media Metrix, iVillage ranked 30th among the top 100 Web and Digital Media properties with 15 million unique visitors in the United States and had an average reach of approximately 10% of the total online population. Also according to comScore Media Metrix, during this period visitors returned an average of nearly 2 times per month.


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Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995: iVillage Inc. has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning iVillage's business, operations and financial condition. The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project" and similar words and phrases are intended to identify such forward-looking statements particularly with respect to projections of iVillage's future financial results. Such forward-looking statements are subject to various known and unknown risks and uncertainties and iVillage cautions you that any forward-looking information provided by or on behalf of iVillage is not a guarantee of future performance. Actual results could differ materially from those anticipated in such forward-looking statements due to a number of factors, some of which are beyond iVillage's control, in addition to those discussed in iVillage's other press releases, public filings and statements by iVillage's management, including (i) the volatile and competitive nature of the media industry, (ii) changes in domestic and foreign economic, political and market conditions, (iii) the effect of federal, state and foreign regulation on iVillage's business, (iv) the impact of recent and future acquisitions and joint ventures on iVillage's business and financial condition, (v) iVillage's ability to establish and maintain relationships with advertisers, sponsors, and other third party providers and partners, and (vi) the impact of pending litigation on iVillage's business and financial condition. All such forward-looking statements are current only as of the date on which such statements were made. iVillage does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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CONTACTS:

iVillage Inc.
Carl Fischer
212.600.6502
cfischer@mail.ivillage.com

The Abernathy MacGregor Group
Erin Moore
212.371.5999
emm@abmac.com